Exhibit 99.1

27th EADV Congress, Late-Breaker Abstract, KPL-716-C001 (Phase 1a/1b)

Authors: Zamaneh Mikhak1, Joel M. Neutel2, Robert Bissonnette3, Dareen Siri4, Thomas Wade5, Stephen K. Tyring6, Eben Tessari1, Rohan Gandhi1, Fang Fang1, John F. Paolini1

Author Affiliations: 1. Kiniksa Pharmaceuticals Corp., Lexington, Massachusetts, USA 2. Orange County Research Center, Tustin, California, USA 3. Innovaderm Research, Inc., Montreal, Quebec, Canada 4. Sneeze, Wheeze and Itch Associates, Normal, Illinois, USA 5. QPS Miami Research Associates, Miami, Florida, USA 6. Houston Skin Associates, Houston, Texas, USA

Title:  First-In-Human Study of KPL-716, Anti-Oncostatin M Receptor Beta Monoclonal Antibody, in Healthy Volunteers and Subjects with Atopic Dermatitis

Introduction & Objectives:  KPL-716 is a fully-human monoclonal antibody targeting Oncostatin M receptor beta (OSMRβ), the shared receptor subunit for IL-31 and Oncostatin M (OSM) signaling.  Its novel dual mechanism inhibits both the IL-31 pruritus pathway and the OSM pathway, implicated in TH2 inflammation and fibrosis.   This First-In-Human, placebo (PBO)-controlled Phase 1a/1b study of adult healthy volunteers (HV) and adult subjects with atopic dermatitis (AD) evaluated the safety and tolerability of single-dose KPL-716 and used AD as a proxy for IL-31-driven pruritic diseases to assess target engagement and Early Signal of Efficacy.

Materials & Methods:   This randomized, double-blind, PBO-controlled, single-ascending dose study of KPL-716 enrolled adult HVs and adult subjects with moderate to severe AD (Investigator Global Assessment [IGA] score of 3 or 4, body surface area [BSA] > 10%) experiencing moderate to severe pruritus (worst itch Numerical Rating Scale [WI-NRS] >7 at screening). Intravenous (IV) or subcutaneous (SC) KPL-716 was administered in escalating dose cohorts: HV IV:  1.5, 5, 10, and 20 mg/kg; HV SC:  1.5 mg/kg and 360 mg; AD IV:  0.3, 1.5 and 7.5 mg/kg; AD SC: 1.5 mg/kg.

Safety and tolerability were assessed prior to dose escalation. Prohibited medications included topical corticosteroids (TCS) from Day -7 to Day 28; rescue medication was provided for AD flares. All subjects were given TCS to use as needed after Day 28.

Safety and tolerability data included vital signs, physical examination, ECG, laboratory measures, and adverse events (AEs).  KPL-716 target engagement and clinical pharmacodynamic (PD) data included daily e-diary WI-NRS and periodic Sleep-Loss Visual Analogue Scale (VAS) until Day 60.  Weekly average of daily WI-NRS was calculated.

Results:  A single dose of KPL-716 was administered to 50 HVs (IV - 24 active: 8 PBO; SC - 13 active: 5 PBO) and 32 subjects with AD (IV - 16 active: 10 PBO; SC - 4 active: 2 PBO). Baseline demographics were balanced across dose groups. No deaths, SAEs, or discontinuations due to AEs occurred.  Drug-related treatment-emergent AEs were infrequent and showed no dose response correlation: in HVs, 1 mild headache (5 mg/kg IV), 1 mild flushing (1.5 mg/kg SC), and 1 mild anemia (360 mg SC); in AD subjects: 1 mild headache/mild decreased appetite (1.5 mg/kg IV), 1 moderate dizziness (7.5 mg/kg IV), 1 mild dizziness (1.5 mg/kg SC), and 1 mild somnolence (PBO IV).  There were no infusion reactions.   No injection site reactions were seen in any of the 17 SC subjects.

To assess target engagement and the clinical PD effect of KPL-716 in subjects with AD after a single dose, the weekly average WI-NRS on Day 28 was compared between KPL-716 recipients at 7.5 mg/kg IV (n=10) and pooled PBO IV recipients (n=10). Baseline mean weekly average WINRS was balanced: 8.0 (KPL-716) vs. 8.2 (PBO); between Day 0 to Day 28, AD flares occurred in 2 KPL-716 recipients and 2 PBO recipients.

August 2018 Final

Mean percentage change in weekly average WI-NRS was greater in KPL-716 recipients vs. PBO:  -40.4% vs. -17.6%.  A higher percentage of KPL-716 recipients demonstrated a >4-point decrease in weekly average WI-NRS vs. PBO:  50% vs. 10%. The maximum decrease in WI-NRS was greater in KPL-716 recipients vs. PBO: >8 points vs. 4 points, with a >6-point decrease in 30% of KPL-716 recipients. Mean percentage change in Eczema Area and Severity Index (EASI) was greater in KPL-716 recipients vs. PBO:  -42.3% vs. 25%.   Concordant with the effect on pruritus, KPL-716 recipients reported improved sleep vs. PBO, as evidenced by a greater decrease in sleep-loss VAS: -59.5% vs. -2.3%.

Conclusions:  These data represent the first demonstration of the safety and tolerability profile and the antipruritic effect of OSMRβ inhibition and support further clinical development of KPL-716 in chronic pruritic indications.